As filed with the Securities and Exchange Commission on May 4, 2023

Registration No. 333-215794
Registration No. 333-223519
Registration No. 333-230088
Registration No. 333-236687
Registration No. 333-253496
Registration No. 333-263215
Registration No. 333-270481

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215794
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223519
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230088
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236687
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253496
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263215
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270481

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOUNCE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	45-4870634
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

780 Memorial Drive
Cambridge, Massachusetts 02139
(Address of Principal Executive Offices, including Zip Code)

Jounce Therapeutics, Inc. 2013 Stock Option and Grant Plan
Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan
Jounce Therapeutics, Inc. 2017 Employee Stock Purchase Plan
Stock Option Inducement Award
(Full title of the Plans)

Michael Hearne
Chief Financial Officer
Jounce Therapeutics, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

James J. Moloney
Gibson, Dunn & Crutcher LLP
555 Mission Street, 30th Floor
San Francisco, California 94105
(415) 393-8200

Christopher Comeau
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
(671) 951-7809

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Jounce Therapeutics, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•
Registration Statement on Form S-8 (No. 333-215794) pertaining to the registration of (i) 4,289,693 Shares issuable under the Jounce Therapeutics, Inc. 2013 Stock Option and Grant Plan, (ii) 1,753,758 Shares issuable under the Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan (the “2017 Plan”) and (iii) 302,000 Shares issuable under the Jounce Therapeutics, Inc. 2017 Employee Stock Purchase Plan (the “2017 ESPP”).

•	Registration Statement on Form S-8 (No. 333-223519) pertaining to the registration of (i) 1,290,609 Shares issuable under the 2017 Plan and (ii) 322,652 Shares issuable under the 2017 ESPP.
•	Registration Statement on Form S-8 (No. 333-230088) pertaining to the registration of (i) 1,317,935 Shares issuable under the 2017 Plan and (ii) 329,483 Shares issuable under the 2017 ESPP.
•	Registration Statement on Form S-8 (No. 333-236687) pertaining to the registration of (i) 1,349,526 Shares issuable under the 2017 Plan and (ii) 337,381 Shares issuable under the 2017 ESPP.
•	Registration Statement on Form S-8 (No. 333-253496) pertaining to the registration of (i) 1,669,162 Shares issuable under the 2017 Plan and (ii) 417,290 Shares issuable under the 2017 ESPP.
•
Registration Statement on Form S-8 (No. 333-263215) pertaining to the registration of (i) 2,050,601 Shares issuable under the 2017 Plan, (ii) 512,650 Shares issuable under the 2017 ESPP and (iii) the inducement stock option award of nonqualified stock options to purchase 225,000 shares of Common Stock granted by the Registrant to an employee of the Registrant on May 1, 2021.

•	Registration Statement on Form S-8 (No. 333-270481) pertaining to the registration of (i) 2,067,769 Shares issuable under the 2017 Plan and (ii) 516,942 Shares issuable under the 2017 ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.
On March 26, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 3, 2023, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (other than Excluded Shares or Dissenting Shares, each as defined in the Merger Agreement) (the “Shares”) was cancelled and converted into the right to receive (i) $1.85 per Share, net to the seller, without interest and subject to any withholding of taxes, plus (ii) one non-transferrable contractual contingent value right per Share.
In connection with the effectiveness of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 4, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

JOUNCE THERAPEUTICS, INC.

/s/ Michael Hearne
Name: Michael Hearne Title: Chief Financial Officer